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April 29, 2005


Skyline Funds
311 South Wacker Drive
Suite 4500
Chicago, IL  60606

Ladies and Gentlemen:

Reference is made to Post-Effective Amendment No. 34 to the Registration Statement of Skyline Funds (the "Trust") on Form N-1A filed with the Securities and Exchange Commission (Securities Act Registration No. 33-11755, Investment Company Act Registration No. 811-5022). As special Massachusetts counsel to the Trust, we hereby consent to the incorporation by reference therein of our opinion dated April 28, 1998, originally filed as Exhibit 10 to Post-Effective Amendment No. 25 to such Registration Statement, as such opinion relates to The Special Equities Portfolio.

This consent shall not constitute an acknowledgement that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP
GOODWIN PROCTER  LLP